Exhibit 99.1

Craig Morgan McKenzie
Chairman & Chief Executive Officer

Jeffrey E. Eberwein
Lone Star Value Management, LLC
53 Forest Avenue
Old Greenwich, CT 06870

February 17, 2015

Re: Olshan Draft Settlement Agreement Dated February 13, 2015

Jeff:

          I am writing in response to the settlement proposal delivered by your counsel, Olshan Frome Wolosky LLP, dated February 13, 2015.

          As we reflect on your open letter of December 15, 2014 and the Company’s actions in the last three months, in particular those of last week, the Board finds your continued efforts to change the Dakota Plains’ Board composition questionable. There appear to be no material disagreements concerning the business, the assets, the operations, our safety culture, our environmental record, our cost structure, the balance sheet, any regulatory matters or any strategic transaction.

          In the last three months, the Board has eliminated the joint ventures and refinanced our debt. In the last week, we have refreshed the Board with a 40% turnover, which includes adding new, highly-skilled, market-facing directors that you have previously vetted and approved. The result is additional expertise in the areas of strategy, governance, risk management and financial structuring that includes master limited partnerships. A Strategy Committee has been formed with the new directors comprising the majority membership and one of them serving as chairman. The Strategy Committee has already launched a formalized strategic alternatives process and has retained SunTrust Robinson Humphrey, Inc. as financial advisor.

          Following our most recent announcements, we received numerous calls from major stockholders. They welcomed the changes and suggested that the Board should now come to rest and focus on its business.

          Going forward the Company has a solid and unencumbered platform from which to increase value for all stockholders. In this regard, we will continue to welcome Lone Star’s support and input as we would from any stockholder.

Sincerely,